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EXHIBIT 11.0

                      COMPUTATION OF EARNINGS PER SHARE
             (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




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
                                                    THREE MONTHS ENDED            NINE MONTHS ENDED
                                                  JUNE 1,       JUNE 3,         JUNE 1,      JUNE 3,
                                                   1996          1995            1996         1995
                                                 ----------    ----------      ----------   ----------
PRIMARY:

  Average common shares outstanding                5,556         3,540           4,660        3,540

  Average common equivalent shares outstanding       211            70             209           70
                                                 -------       -------         -------      -------
  Total                                            5,767         3,610           4,869        3,610
                                                 =======       =======         =======      =======

  Net Income                                     $ 2,526       $ 1,582         $ 3,971      $ 2,674

  Per share amount                               $  0.44       $  0.44         $  0.82      $  0.74

FULLY DILUTED:

  Average common shares outstanding                5,556         3,540           4,660        3,540

  Average common equivalent shares outstanding       211            70             209           70
                                                 -------       -------         -------      -------
  Total                                            5,767         3,610           4,869        3,610
                                                 =======       =======         =======      =======

  Net Income                                     $ 2,526       $ 1,582         $ 3,971      $ 2,674

  Per share amount                               $  0.44       $  0.44         $  0.82      $  0.74

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